UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary proxy statement
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☐	Definitive proxy statement
☒	Definitive additional materials

☐	Soliciting material pursuant to Section 240.14a-12

BROADWIND, INC.
(Name of Registrant as Specified in Its Charter)

WM ARGYLE FUND, LLC JAY DOUGLAS ARMBURGER RYAN BOGENSCHNEIDER CHRISTINE M. CANDELA JAMES M. ROBINSON IV
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 12, 2023, WM Argyle Fund, LLC issued the following press release:

WM Argyle Fund Files Definitive Proxy Statement,

Says Broadwind's Chronic Underperformance and Poor Governance Underscore the Urgent Need for New Board of Directors

Milwaukee, WI – April 12, 2023 – WM Argyle Fund, LLC (the “Fund”), one of the largest investors in Broadwind, Inc. (NASDAQ: BWEN) (“Broadwind” or the “Company”), today announced that it has filed its definitive proxy materials with the SEC proposing the election of its nominees to the Broadwind Board of Directors at the 2023 Annual Meeting of Stockholders.

In its proxy materials, the Fund urged stockholders to vote FOR Ryan Bogenschneider, Christine M. Candela and James M. Robinson IV and to WITHHOLD on incumbent directors David P. Reiland, Thomas A. Wagner and Cary B. Wood, whose long tenure on the Board makes them most responsible for the Company’s poor performance.

Additional information regarding WM Argyle Fund’s plan to fix Broadwind may be found at  www.BWEN2023.com.

The full text of the letter sent to Broadwind stockholders is below:

Dear Fellow Stockholder,

For years you have been waiting for Broadwind to deliver the more prosperous future it promised, but you have nothing to show for it. The business cycle has been through peaks and troughs, yet the Company has firmly resided in the trough. Do not let the Board paint a rose-colored future of tax credits and unfettered demand. Do not let the Board sell you on the idea that this time it is different.

The Board has had many opportunities to turn around Broadwind -- to invest in new products, improve operations and build a profitable company. Instead, it has stayed in the trough of mediocrity, losing money, increasing debt, and diluting shareholders while paying themselves and top executives generously. It is time for a change.

While we agree with the Board that the Company will benefit from the Inflation Reduction Act (IRA) and the stock price has recently improved, it is all based on a single order that has undetermined profitability. The Company, in its 2023 guidance, indicated that they do not expect more orders for this year and wind tower capacity will be around 50%. So instead of $30 million in tax credits as previously hoped, it is now $15 million. Furthermore, on the Q4 2022 conference call, management said that they are “having discussions with various institutions that might want to broker a deal for transferring these credits to a taxpayer who can take advantage of them right away.” Right away? Why wouldn’t Broadwind be able to use them right away? Is it because they don’t expect to turn a profit this year? What about next year? If they transfer the tax credits, to presumably a profitable company, would shareholders get face value or some lesser amount?

Furthermore, it is clear the Board only wants to mislead and mischaracterize our intentions and discussions. The Board stated in its letter to shareholders on April 10, 2023, that, “over the past year, we have tried in earnest to achieve a viable, constructive resolution with WM Argyle.” We clearly have different definitions of “earnest.” We requested a meeting with the Board on July 5, 2022, and again on July 25, August 17, and September 30, to no avail. On October 12, 2022, the Company notified us that they thought it would not be in the best interest of shareholders to continue discussions, despite not granting even one meeting between the Board and WM Argyle. The only meeting between WM Argyle and several members of the Board took place March 17, 2023. That is over 250 days after the first meeting request occurred. Is that really an earnest effort?

So, despite all of WM Argyle’s efforts to resolve this issue amicably, the Board has decided to waste an estimated $1.6 million in shareholder capital and countless hours to try to defend its indefensible track record as stewards of the Company. Instead of being grateful for the trust you placed in them, as the Board’s letter stated, the directors should be remorseful over their embarrassing track record.

The Board cannot honestly dispute the facts of the Company’s poor performance and its own poor track record. They cannot dispute the fact that the Company is regularly unprofitable, has lost hundreds of millions of dollars since its creation, that none of its acquisitions were successful, or that it needed a bank waiver to avoid a default on a credit agreement only a few months after the credit agreement was signed.

Nor can the Board honestly dispute that in 2016, when a predecessor to WM Argyle was given unfettered access to the Board and management to assess the Company’s leadership, corporate structure, operations, financial performance and other aspects of its business, the Company ended the year with very little long-term debt and over $20 million in cash and investments. When we contacted the Company again after the second quarter of 2022, the Company had only $49,000 of cash on the balance sheet and more than $17 million in long-term debt. There is no dispute about these facts and no one to blame except the Board for the poor performance over this timespan.

Nevertheless, the Board wants you to believe that WM Argyle is “self-serving” and is trying to take “effective” control of the Board. It is disappointing to see the Board resort to scare tactics, but with its woeful track record there is no positive story to tell. If voting to replace directors who have been asleep at the wheel is “self-serving” then we hope many more “self-serving” shareholders will act the same way, believing as we do, that the current Board cannot be trusted to build lasting shareholder value.

In reality, the only self-serving actions are those of the Board. The Board refused to constructively engage with WM Argyle, mischaracterized our interactions and hastily added two new directors, whose skills duplicate those already found on the Board, to give the appearance of responsible governance. These actions are just window dressing for a reactive and “self-serving” Board that cannot defend its dismal performance.

As one of the largest shareholders of Broadwind, we are excited to offer you an alternative to the failed performance of the past. Our candidates are eminently qualified in their respective fields and for the Board of Broadwind. They have vast experience working in profitable manufacturing companies and have conducted transformative actions that provided significant shareholder returns and improved the long-term viability of their respective companies.

We look forward to charting a future that results in positive shareholder returns, strong employee satisfaction, and a growing customer base. We look forward to presenting more facts about the poor stewardship of the Board, and we are grateful for the opportunity to represent your interest when the current Board clearly does not.

Sincerely,

WM Argyle Fund

About WM Argyle Fund

WM Argyle Fund, LLC, which owns 207,200 of the outstanding common shares of Broadwind, Inc., is an investment fund specifically created to invest in Broadwind. We believe the Company has been underperforming due to strategic errors, operational inefficiencies, and inattentive governance. We are looking to ensure the long-term performance of the Company by reconstituting the Broadwind Board with new members.

Important Information

WM Argyle Fund, LLC, Jay Douglas Armburger, Ryan Bogenschneider, Christine M. Candela and James M. Robinson IV (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GREEN universal proxy card to be used in connection with the solicitation of proxies from the stockholders of Broadwind, Inc. (the “Company”). Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN universal proxy card will be furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Contacts:

Investors

InvestorCom LLC
John Glenn Grau, 203-972-9300
info@investor-com.com

Media

Mahony Partners
Richard Mahony, 917-257-6811
info@mahonypartners.com

If you have any questions, require assistance with voting your proxy card,

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